Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Rice Midstream Partners LP for the registration of Common Units Representing Limited Partner Interests and Other Classes of Units Representing Limited Partner Interests and to the incorporation by reference therein of our report dated November 13, 2015, with respect to the combined financial statements of Rice Midstream Partners LP, included in Rice Midstream Partners LP’s Current Report on Form 8-K dated November 13, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

January 22, 2016